EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

SUMMIT THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(c)	9,440,716(2)	$2.39(3)	$22,563,311(3)	.000097	$2,091.62
Total Offering Amounts					$22,563,311		$2,091.62
Total Fee Offsets							$0.00
Net Fee Due							$2,091.62

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 7,203,002 shares issuable under the 2020 Stock Incentive Plan, (ii) 1,257,714 shares issuable under the 2016 Long Term Incentive Plan and (iii) 980,000 issuable under the 2020 Employee Stock Purchase Plan. Upon the expiration, termination, surrender, cancellation, forfeiture or repurchase of outstanding awards under the 2016 Long Term Incentive Plan, the 2005 EMI Scheme Rules and any Individual Non-Executive Director Restricted Stock Unit (RSU) Agreements, the unissued balance of shares issuable under such awards will become issuable under the 2020 Stock Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $2.39, the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Market on April 5, 2022, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, for the 7,203,002 shares issuable under the 2020 Stock Incentive Plan, the 1,257,714 shares issuable under the 2016 Long Term Incentive Plan and the 980,000 shares issuable under the 2020 Employee Stock Purchase Plan. Pursuant to the 2020 Employee Stock Purchase Plan, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lesser of the closing price of the common stock on (i) the first business day of the applicable offering period and (ii) the exercise date.